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                                                                EXHIBIT 11(b)


                                Bingham Dana LLP
                               150 Federal Street
                              Boston, MA 02110-1726


                                  May 27, 1998


Vedder, Price, Kaufman & Kammholz
222 North La Salle Street
Chicago, IL  60601-1003

         Re:      Nuveen Flagship Multistate Trust II/Nuveen Flagship
                           New Jersey Municipal Bond Fund

Ladies and Gentlemen:

         We have acted as special Massachusetts counsel to Nuveen Flagship Municipal Trust, a Massachusetts business trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about May 26, 1998 (the "Registration Statement"), with respect to the shares of beneficial interest, par value $.01 per share (the "Shares") of its series Nuveen Flagship New Jersey Municipal Bond Fund (the "Acquiring Fund") to be issued in exchange for substantially all of the assets of Nuveen Flagship New Jersey Intermediate Municipal Bond Fund, a series of the Trust (the "Acquired Fund"), as described in the Registration Statement. You have requested that we deliver this opinion to you, as special counsel to the Trust, for use by you in connection with your opinion to the Trust with respect to the Shares.

         In connection with the furnishing of this opinion, we have examined the following documents:

                  (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

                  (b) a copy, as filed with the Secretary of State of the Commonwealth of Massachusetts on July 1, 1996, of the Trust's Declaration of Trust (the "Declaration");

                  (c) a copy of the Trust's Amended and Restated Establishment and Designation of Series dated October 9, 1996 (the "Designation of Series");

                  (d) a copy of the Trust's Establishment and Designation of Classes dated July 10, 1996, (the "Designation of Classes");




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Vedder, Price, Kaufman & Kammholz
May 27, 1998
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                  (e) a certificate executed by an appropriate officer of the
         Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation of Series, Designation of Classes, By-Laws, and certain resolutions adopted by the Trustees of the Trust;

                  (f) a printer's proof dated May 22, 1998 of the Registration Statement; and

                  (g) a copy of the Agreement and Plan of Reorganization entered into by the Trust as of April 25, 1998, on behalf of the Acquiring Fund, providing for (a) the acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Funds in exchange for the Shares and the Acquiring Fund's assumption of substantially all of the liabilities of the Acquired Funds and (b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Funds in liquidation of the Acquired Funds, in the form included in the printer's proof referred to in paragraph (f) above
         (the "Agreement and Plan of Reorganization").

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer's proof referred to in paragraph (f) above, and that the Agreement and Plan of Reorganization has been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (g) above.

         This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, to the extent the same may apply to or govern the transactions covered by this opinion, except that we express no opinion as to any Massachusetts securities law.

         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that:





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Vedder, Price, Kaufman & Kammholz
May 27, 1998
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         1. The Trust is duly organized and existing under the Trust's
Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

         2. The Shares, when issued and sold in accordance with the Trust's Declaration and By-Laws and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares, to the reference to our name in the Registration Statement under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     BINGHAM DANA LLP